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[DANA LOGO]      [PARKER LOGO]


FOR RELEASE:     IMMEDIATELY

CONTACTS:        FOR PARKER                             FOR DANA
                 Media -
                 Lorrie Paul Crum, VP -                 Gary Corrigan,
                 Corp. Communications                   VP Corp. Communications
                 216/896-2750                           419/535-4813

                 Financial Analysts -
                 Timothy K. Pistell, VP &
                 Treasurer
                 216/896-2130


PARKER TO ACQUIRE DANA'S GRESEN HYDRAULIC OPERATIONS

Cleveland and Toledo, Ohio: February 3, 2000 - Parker Hannifin Corporation (NYSE: PH) and Dana Corporation (NYSE: DCN) today announced their agreement for Parker to acquire the assets of Dana's Gresen Hydraulic business for an undisclosed sum. The transaction is being completed immediately.

Gresen manufactures a wide range of hydraulic pumps, motors, cylinders, control valves, filters and electronic controls for on- and off-highway vehicles. With 1999 sales of $128 million, Gresen employs nearly 1,000 people at facilities in Greenville, S.C.; Minneapolis; Sarasota, Fla.; and Cachoeirinha, R.S., Brazil.

The agreement comes on the heels of Parker's January 17 announcement of its proposed merger with Youngstown-based Commercial Intertech, a leader in mobile-hydraulic systems with $535 million in 1999 sales. Like Commercial Intertech, Gresen also is a strategic complement to Parker's existing hydraulics business, adding a variety of mobile products that will offer customers the convenience and value of total system capabilities for their motion and control applications, all from one source.

Parker said it expects both additions to be accretive to earnings in the first full fiscal year. "We have a unique opportunity to add two leading players in the mobile hydraulics market that furthers our strategy to offer the full range of motion-control capabilities to our customers," said Parker Chairman and CEO Duane Collins. "Gresen is a another great fit that presents terrific product-extension and cross-selling


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opportunities. Its products complement ours and those of Commercial Intertech, and Gresen also offers a presence in Brazil that fits well with our aim to grow market share in Latin America. So, from a strategic perspective, it's a plus-up that won't just make us bigger; it will make us better."

Parker Hydraulics Group President Don Washkewicz said, "The number-one message we want to send to our fellow Gresen employees is that with Parker, Gresen will get stronger, because we buy to build. We bring all of the resources of a leading global company that invests in development, so together, we have tremendous opportunities for growth."

Joe Magliochetti, Dana president and CEO, said "This divestiture reinforces Dana's ongoing commitment to increase shareholder value by further focusing on our core products. It enables us to better position Dana strategically for the opportunities and challenges ahead."

Southwood J. Morcott, Dana's chairman said, "Gresen is a solid business. It has great products and people, but it no longer fits into Dana's strategy. This business fits well with Parker's core business, and therefore gives our people more opportunities for growth with a leading company. This transaction also allows Dana to focus on growing its core businesses."

With nearly $5 billion in annual sales, Parker Hannifin Corporation is the world's leading diversified manufacturer of motion and control technologies, providing systematic, precision-engineered solutions for a wide variety of commercial, industrial and aerospace markets. For more information, visit the company's web site at www.parker.com.

Dana Corporation is one of the world's largest independent suppliers to vehicle manufacturers and their related aftermarkets. Founded in 1904, and based in Toledo, Ohio, the company operates some 330 major facilities in 32 countries and employs more than 84,000 people. The company reported sales of $13.2 billion in 1999. Dana's


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Internet address is www.dana.com.

FORWARD-LOOKING STATEMENTS:
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, events or developments, including statements related to earnings accretion, are forward-looking statements. It is possible that the company's future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as changes in: business relationships with and purchases by or from major customers or suppliers; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs which cannot be recovered in product pricing; global economic factors, including currency exchange rates and difficulties entering new markets; failure of the transactions to be consummated; ability to successfully integrate the acquired businesses with Parker's; and factors noted in the companies' reports filed with the U.S. Securities and Exchange Commission.

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